EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

NAME	JURISDICTION OF FORMATION

CM Intermediary, LLC	Delaware

Crown Media United States, LLC	Delaware

Citi TeeVee, LLC	Delaware

Doone City Pictures, LLC	Delaware